                                                                    Exhibit 12.1
                          Computer Sciences Corporation

           Ratio of Earnings to Fixed Charges and Ratio of Earnings to
              Combined Fixed Charges and Preferred Stock Dividends
                          (in millions, except ratios)

Ratio of Earnings to Fixed Charges


                                        Three
                                        Months                              Fiscal Years Ended
                                        Ended   -----------------------------------------------------------------------
                                       June 29,    March 30,      March 31,      April 2,       April 3,     March 28,
                                         2001        2001           2000          1999           1998          1997
                                       -------- -------------   -------------  ------------   -----------   -----------
Earnings:
   Income before income taxes          $  68.9      $  330.3       $  611.5       $  534.9      $  214.4       $  315.7
plus
   Interest expense                       37.5         106.1           58.1           49.4          51.4           40.8
   Imputed interest on operating
      leases                              18.1          72.5           63.8           64.0          57.1           56.9
                                       -------      --------       --------       --------      --------       --------
Total earnings                         $ 124.5      $  508.9       $  733.4       $  648.3      $  322.9       $  413.4
                                       =======      ========       ========       ========      ========       ========
Fixed charges:
   Interest expense                    $  37.5      $  106.1       $   58.1       $   49.4      $   51.4       $   40.8
   Imputed interest on operating
      leases                              18.1          72.5           63.8           64.0          57.1           56.9
                                       -------      --------       --------       --------      --------       --------
Total fixed charges                    $  55.6      $  178.6       $  122.0       $  113.4      $  108.5       $   97.7
                                       =======      ========       ========       ========      ========       ========

Ratio of earnings to fixed charges        2.24x         2.85x          6.01x          5.72x         2.98x          4.23x
                                          ====          ====           ====           ====          ====           ====



Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
-------------------------------------------------------------------------

     There was no outstanding preferred stock and no preferred stock dividends were paid by Computer Sciences Corporation during the five years ended March 30, 2001 and the three months ended June 29, 2001 and. Therefore, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends is identical to the ratio information presented above.